EXHIBIT 23.1


                   [SYMONDS EVANS & LARSON, P.C.LETTERHEAD]


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Form 8-K/A Amendment No. 1 of our report dated January 14, 2000, with respect to the consolidated financial statements of Bank of Southern Oregon as of and for the year ended December 31, 1999, included in PremierWest Bancorp's Form S-4 Registration Statement (File No. 333-96209), as amended, and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon and the United Bancorp Stock Option Plan, as amended, of our report with respect to the consolidated financial statements of Bank of Southern Oregon as of and for the year ended December 31, 1999 incorporated by reference in this Form 8-K/A Amendment No. 1.


/s/ Symonds Evans & Larson, P.C.

Symonds Evans & Larson, P.C.

July 20, 2000
Portland, Oregon